Exhibit 21

SAIC, INC.

Subsidiaries of Registrant	Jurisdiction of Incorporation
Science Applications International Corporation	Delaware
B D Systems, Inc.	California
Campus Point Realty Corporation	California
JMD Development Corporation	California
MEDPROTECT LLC	Delaware
SAIC Energy & Infrastructure, LLC	Delaware
R.W. Beck Group, Inc.	Washington
Beck Disaster Recovery, Inc.	Washington
R.W. Beck Federal, Inc.	Washington
R.W. Beck, Inc.	Washington
R.W. Beck International, Ltd.	Washington
R.W. Beck – Singapore Pte. Ltd.	Singapore
The Benham Companies, LLC	Delaware
ABI Architects, Inc.	Florida
Benham Constructors, LLC	Oklahoma
Benham DB, Inc.	Oklahoma
Benham/Ellerbe Becket, LLC (51% ownership)	Oklahoma
Benham International, Inc.	Oklahoma
Benham Military Communities, LLC	Oklahoma
Benham of Michigan, Inc.	Michigan
DynaLogic Engineering, Inc.	Michigan
R.O.I. Energy, L.L.C.	Oklahoma
ROI Finance I, LLC	Delaware
Roberts/Schornick & Associates, Inc.	Oklahoma
Stewart & Bottomley, Inc.	Oklahoma
The Benham Group, Inc.	Oklahoma
The Benham Group of Nevada, Inc.	Nevada
SAIC Engineering, Inc.	California
SAIC Engineering of North Carolina, Inc.	North Carolina
SAIC Engineering of Ohio, Inc.	Ohio
SAIC Europe Limited	England
SAIC Limited	England
Calanais Ltd.	United Kingdom
Calanais Pension Trustee Co. Ltd.	United Kingdom
Opta Ltd.	England
Science Applications International, Europe S.A.R.L.	France
SAIC-Frederick, Inc.	Delaware
SAIC Global Technology Corporation	Delaware
SAIC India Private Limited	India
SAIC Pty Limited	Australia
SAIC No.2 Pty Limited	Australia
InQuirion Pty Limited	Australia
SAIC Services, Inc.	Delaware
SAIC Venture Capital Corporation	Nevada
VCC Holdings Corp.	Nevada
Science Applications International Corporation (SAIC Canada)	Canada
Science Applications International Germany GmbH	Germany
Science, Engineering, and Technology Associates Corporation	Delaware
Spectrum San Diego	California
Varec Holdings, Inc.	Delaware
Varec, Inc.	Georgia